Exhibit 99.1

EPR Properties Reports Third Quarter 2026 Results
Increases 2026 Earnings and Investment Spending Guidance

Kansas City, MO, October 28, 2026 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter ended September 30, 2026 (dollars in thousands, except per share data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Total revenue	$204,102	$182,306	12.0%	$581,433	$535,407	8.6%
Net income available to common shareholders	94,137	60,554	55.5%	211,841	189,928	11.5%
Net income available to common shareholders per diluted common share	1.22	0.79	54.4%	2.75	2.48	10.9%
Funds From Operations as adjusted (FFOAA)(1)	117,391	106,377	10.4%	325,814	295,438	10.3%
FFOAA per diluted common share (1)	1.49	1.37	8.8%	4.16	3.81	9.2%
Adjusted Funds From Operations (AFFO)(1)(2)	121,069	108,634	11.4%	333,670	300,523	11.0%
AFFO per diluted common share (1)(2)	1.54	1.39	10.8%	4.26	3.88	9.8%

(1) A non-GAAP financial measure.
(2) See "Non-GAAP Financial Measures" below for a change to the Company's definition and calculation of AFFO. The Company has recast AFFO for all periods presented to reflect this change.
Third Quarter Company Headlines
•Strong Funds from Operations Growth - For the third quarter of 2026, FFOAA per diluted common share and AFFO per diluted common share increased by 8.8% and 10.8%, respectively, compared to the third quarter of 2025.
•Executes on Investment Pipeline - During the third quarter of 2026, the Company's investment spending totaled $172.4 million, bringing total investment spending for the nine months ended September 30, 2026 to $664.5 million.
•Enters Into Forward Sale Agreements Under Its ATM Program - During the third quarter of 2026, the Company entered into two forward sale agreements pursuant to its ATM Program for initial gross sales proceeds of $66.6 million, or an average forward price of $60.79 per share, subject to adjustment upon settlement. As of September 30, 2026, the Company had unsettled forward sale agreements with total estimated net proceeds of $134.6 million, representing 2,285,835 common shares.
•New $1.6 Billion Credit Agreement - As previously announced, during the third quarter of 2026, the Company entered into a new amended and restated $1.6 billion credit agreement that, among other things, extended the maturity date and generally reduced the interest rate payable on its $1.0 billion unsecured revolving credit facility and established a new $600.0 million unsecured delayed draw term loan facility due in 2032. As of September 30, 2026, the Company's term loan facility was fully drawn, and the Company had no borrowings outstanding under its unsecured revolving credit facility.

•Increases 2026 Guidance - The Company is increasing FFOAA per diluted common share guidance for 2026 to a range of $5.49 to $5.57 from a range of $5.41 to $5.57, representing an increase of 8.0% at the midpoint over 2025. The Company is also increasing investment spending guidance for 2026 to a range of $675.0 million to $725.0 million from a range of $600.0 million to $700.0 million.

“Our third quarter reflects continued momentum across the business, with both strong earnings growth and a robust pace of investment activity,” said Greg Silvers, Chairman and CEO of EPR Properties. “We continued to broaden our experiential portfolio while adding important new relationships, including our entry into the live venue category with industry leader Live Nation, and the addition of a Life Time fitness and wellness property. With our credit facilities and forward equity in place, we have the capacity to fund a strong pipeline of opportunities, and we are pleased to again raise our earnings and investment spending guidance.”

Investment Update
During the three months ended September 30, 2026, the Company's investment spending totaled $172.4 million, bringing total investment spending for the nine months ended September 30, 2026 to $664.5 million. Investment spending for the quarter included $102.1 million for the acquisition of two eat & play and two fitness and wellness properties, one of which is an existing Life Time fitness property in Irvine, California. Investment spending for the quarter also included $27.2 million of mortgage financing secured by an experiential lodging property and a fitness and wellness property, as well as initial spending on a build-to-suit live performance venue in Portland, Oregon, operated by Live Nation. The remaining investment spending for the quarter related to other experiential build-to-suit development and redevelopment projects.

As of September 30, 2026, the Company expects approximately $183.2 million in additional investment spending for existing experiential development and redevelopment projects, of which approximately $21.0 million is expected to be funded in the remainder of 2026. The Company also has a strong pipeline of potential new investments.

Capital Recycling
Disposition proceeds for the third quarter of 2026 totaled $74.0 million and included the sale of one private school property for net proceeds of $68.2 million, on which the Company recognized a gain of $30.5 million. Disposition proceeds totaled $85.4 million for the nine months ended September 30, 2026.

ATM Activity
During the three months ended September 30, 2026, the Company entered into two forward sale agreements pursuant to its "at-the-market" offering program ("ATM Program") to sell an aggregate of 1,095,951 common shares for initial gross sales proceeds of $66.6 million, or an average forward price of $60.79 per share, subject to adjustment upon settlement. The Company has the option to settle the outstanding common shares any time before the respective maturity dates of the forward sale agreements on February 28, 2028 and March 6, 2028, subject to customary closing conditions. As of September 30, 2026, the Company had unsettled forward sale agreements relating to an aggregate of 2,285,835 common shares with total estimated net proceeds of $134.6 million.

New $1.6 Billion Credit Agreement and Debt Repayment
As previously reported, on July 17, 2026, the Company entered into a Fifth Amended, Restated and Consolidated Credit Agreement (the "Amended Credit Agreement"), governing its $1.0 billion senior unsecured revolving credit facility and a new $600.0 million senior unsecured delayed draw term loan facility. The Amended Credit Agreement replaced the Company’s existing $1.0 billion senior unsecured revolving credit facility.

The amendments to the unsecured revolving credit facility, among other things, (i) extended the maturity date from October 2, 2028 to July 17, 2030, with two six-month extension options, subject to the payment of additional fees and the satisfaction of customary conditions, (ii) generally reduced the interest rate payable on outstanding loans by five basis points, (iii) modified the asset value calculations under certain financial covenants to include the expected cash proceeds from the sale of common shares under qualified forward equity contracts and (iv) split the prior revolving facility’s $300.0 million foreign currency sublimit into a separate, stand-alone foreign currency revolving credit facility of the same size.

The Amended Credit Agreement also established a new $600.0 million senior unsecured delayed draw term loan facility that was fully drawn by the Company as of September 30, 2026. The new term loan bears interest based on the Company’s credit ratings (SOFR plus 115 basis points at closing) and matures on January 17, 2032.

In addition, the Amended Credit Agreement includes a $1.0 billion accordion feature on the combined unsecured revolving credit and delayed draw term loan facilities that increases the maximum amount available under the combined facilities from $1.6 billion to $2.6 billion, at the Company’s election and subject to lender consent and customary conditions.

In connection with entering into the Amended Credit Agreement, the Company recorded a non-cash write-off of deferred financing costs totaling $0.6 million to "Costs associated with loan refinancing or payoff" in the accompanying consolidated statements of income for the three and nine months ended September 30, 2026.

Upon maturity, on August 24, 2026, the Company repaid in full $179.6 million of Series B senior unsecured notes that were issued in a private placement transaction. As of September 30, 2026, the Company had unrestricted cash on hand of $52.4 million and full availability under its $1.0 billion unsecured revolving credit facility.

Portfolio Update
The Company's total assets were $6.2 billion (after accumulated depreciation of approximately $1.8 billion) and total investments (a non-GAAP financial measure) were $7.6 billion at September 30, 2026, with Experiential investments totaling $7.2 billion, or 95%, and Education investments totaling $0.4 billion, or 5%.

The Company's Experiential portfolio (excluding property under development, undeveloped land inventory and two joint venture properties) consisted of the following property types (owned or financed) at September 30, 2026:
•148 theatre properties;
•62 eat & play properties (including seven theatres located in entertainment districts);
•35 attraction properties;
•11 ski properties;
•five experiential lodging properties;
•32 fitness & wellness properties;
•one gaming property;
•one cultural property; and
•one live venue.

As of September 30, 2026, the Company's wholly-owned Experiential portfolio consisted of approximately 19.7 million square feet, was 99% leased or operated and included a total of $52.1 million in property under development and $20.2 million in undeveloped land inventory.

As of September 30, 2026, the Company's Education portfolio consisted of 54 properties (owned or financed), and its wholly-owned Education properties consisted of approximately 1.0 million square feet and were 100% leased.

The combined wholly-owned portfolio consisted of 20.7 million square feet and was 99% leased or operated.

Dividend Information
During the third quarter of 2026, the Company's Board of Trustees declared monthly cash dividends to common shareholders totaling $0.93 per share ($0.31 per month). On October 15, 2026, the Board declared a monthly cash dividend of $0.31 per common share, payable November 16, 2026 to shareholders of record on October 30, 2026. On October 27, 2026, the Board declared a monthly cash dividend of $0.31 per common share, payable December 15, 2026 to shareholders of record on November 30, 2026. The monthly dividend represents an annualized dividend of $3.72 per common share, a 5.1% increase over the annualized dividend at the end of the prior year.

Additionally, the Company declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on both the Company's 5.75% Series C cumulative convertible preferred shares and Series G cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares, payable October 15, 2026 to shareholders of record as of September 30, 2026.

2026 Guidance
(Dollars in millions, except per share data):

	Current			Prior
Net income available to common shareholders per diluted common share	$3.41	to	$3.49	$3.03	to	$3.19
FFOAA per diluted common share	$5.49	to	$5.57	$5.41	to	$5.57
Investment spending	$675.0	to	$725.0	$600.0	to	$700.0
Disposition proceeds	$86.0			$50.0	to	$100.0

The Company is increasing its 2026 earnings guidance for FFOAA per diluted common share to a range of $5.49 to $5.57 from a range of $5.41 to $5.57, representing an increase of 8.0% at the midpoint over 2025. The 2026 guidance for FFOAA per diluted common share is based on an FFO per diluted common share range of $5.50 to $5.58 adjusted for retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, costs associated with loan refinancing or payoff and deferred income tax expense. FFO per diluted common share for 2026 is based on a net income available to common shareholders per diluted common share range of $3.41 to $3.49 plus estimated real estate depreciation and amortization of $2.54 and allocated share of joint venture depreciation of $0.05, less estimated gain on real estate transactions of $0.41 and the impact of Series C and Series E dilution of $0.09 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found on page 23 in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/financial-information/quarterly-results.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on October 29, 2026 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/events-presentations. It is recommended that you join 10 minutes prior to the start of the event (although you may register and join the webcast at any time during the call).

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/events-presentations.

Quarterly Supplemental
The Company's supplemental information package for the third quarter and nine months ended September 30, 2026 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/financial-information/quarterly-results.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Rental revenue	$175,290	$154,838	$499,508	$451,548
Other income	14,230	12,135	36,064	35,989
Mortgage and other financing income	14,582	15,333	45,861	47,870
Total revenue	204,102	182,306	581,433	535,407
Property operating expense	15,702	14,478	46,421	44,310
Other expense	12,690	11,173	34,743	35,743
General and administrative expense	14,809	14,001	43,027	41,255
Retirement and severance expense	—	1,094	1,423	1,094
Transaction costs	187	492	525	1,728
Provision (benefit) for credit losses, net	836	9,117	(4,623)	9,462
Depreciation and amortization	51,080	42,409	144,667	125,578
Total operating expenses	95,304	92,764	266,183	259,170
Gain on real estate transactions	30,457	8,073	31,666	34,236
Income from operations	139,255	97,615	346,916	310,473
Costs associated with loan refinancing or payoff	605	—	605	—
Interest expense, net	40,310	33,238	113,348	99,505
Equity in (income) loss from joint ventures	(2,555)	(2,934)	1,061	1,394
Income before income taxes	100,895	67,311	231,902	209,574
Income tax expense	774	725	2,005	1,542
Net income	$100,121	$66,586	$229,897	$208,032
Preferred dividend requirements	5,984	6,032	18,056	18,104
Net income available to common shareholders of EPR Properties	$94,137	$60,554	$211,841	$189,928
Net income available to common shareholders of EPR Properties per share:
Basic	$1.23	$0.80	$2.77	$2.50
Diluted	$1.22	$0.79	$2.75	$2.48
Shares used for computation (in thousands):
Basic	76,597	76,127	76,482	76,006
Diluted	77,239	76,668	77,033	76,496

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	September 30, 2026	December 31, 2025
Assets
Real estate investments, net of accumulated depreciation of $1,830,912 and $1,714,886 at September 30, 2026 and December 31, 2025, respectively	$4,960,604	$4,494,259
Land held for development	20,168	20,168
Property under development	52,105	54,905
Operating lease right-of-use assets	211,134	170,755
Mortgage notes and related accrued interest receivable, net of allowance for credit losses of $12,297 and $15,929 at September 30, 2026 and December 31, 2025, respectively	639,618	679,254
Investment in joint ventures	11,248	12,316
Cash and cash equivalents	52,354	90,577
Restricted cash	4,923	8,071
Accounts receivable	107,066	97,855
Other assets	120,158	71,602
Total assets	$6,179,378	$5,699,762
Liabilities and Equity
Accounts payable and accrued liabilities	$95,530	$99,392
Operating lease liabilities	243,740	204,747
Dividends payable	29,734	28,495
Unearned rents and interest	122,719	108,546
Debt	3,350,241	2,929,411
Total liabilities	3,841,964	3,370,591
Total equity	$2,337,414	$2,329,171
Total liabilities and equity	$6,179,378	$5,699,762

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses on real estate transactions and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, costs associated with loan refinancing or payoff, preferred share redemption costs and impairment of operating lease right-of-use assets and subtracting sale participation income, gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization and share-based compensation expense to management and Trustees, and subtracting amortization of above and below market leases, net and tenant allowances, straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), the non-cash portion of mortgage and other financing income and the allocated share of joint venture non-cash items. To be consistent with the definitions used by most other triple-net REITs, the Company revised its definition of AFFO during the third quarter of 2026 to no longer deduct maintenance capital expenditures, and has recast AFFO for all prior periods presented to reflect this change. Reconciliations of AFFO and AFFO per diluted common share calculated under the previous definition to AFFO and AFFO per diluted common share calculated under the revised definition are included in the following table (unaudited, dollars in thousands except per share data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Previous AFFO	$120,104	$108,070	11.1%	$331,985	$296,850	11.8%
Add: Maintenance capital expenditures	965	564		1,685	3,673
Revised AFFO	$121,069	$108,634	11.4%	$333,670	$300,523	11.0%

Previous AFFO per diluted common share	$1.53	$1.39	10.1%	$4.24	$3.83	10.7%
Add: Maintenance capital expenditures per diluted common share	0.01	—		0.02	0.05
Revised AFFO per diluted common share	$1.54	$1.39	10.8%	$4.26	$3.88	9.8%

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO, including per share amounts for the three and nine months ended September 30, 2026 and 2025, respectively, and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
FFO:
Net income available to common shareholders of EPR Properties	$94,137	$60,554	$211,841	$189,928
Gain on real estate transactions	(30,457)	(8,073)	(31,666)	(34,236)
Real estate depreciation and amortization	50,938	42,257	144,203	125,128
Allocated share of joint venture depreciation	999	989	2,991	3,010
FFO available to common shareholders of EPR Properties	$115,617	$95,727	$327,369	$283,830
FFO available to common shareholders of EPR Properties	$115,617	$95,727	$327,369	$283,830
Add: Preferred dividends for Series C preferred shares	1,890	1,938	5,766	5,814
Add: Preferred dividends for Series E preferred shares	1,938	1,938	5,814	5,814
Diluted FFO available to common shareholders of EPR Properties	$119,445	$99,603	$338,949	$295,458
FFOAA:
FFO available to common shareholders of EPR Properties	$115,617	$95,727	$327,369	$283,830
Retirement and severance expense	—	1,094	1,423	1,094
Transaction costs	187	492	525	1,728
Provision (benefit) for credit losses, net	836	9,117	(4,623)	9,462
Costs associated with loan refinancing or payoff	605	—	605	—
Deferred income tax expense (benefit)	146	(53)	515	(676)
FFOAA available to common shareholders of EPR Properties	$117,391	$106,377	$325,814	$295,438
FFOAA available to common shareholders of EPR Properties	$117,391	$106,377	$325,814	$295,438
Add: Preferred dividends for Series C preferred shares	1,890	1,938	5,766	5,814
Add: Preferred dividends for Series E preferred shares	1,938	1,938	5,814	5,814
Diluted FFOAA available to common shareholders of EPR Properties	$121,219	$110,253	$337,394	$307,066

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
AFFO:
FFOAA available to common shareholders of EPR Properties	$117,391	$106,377	$325,814	$295,438
Non-real estate depreciation and amortization	142	152	464	450
Deferred financing fees amortization	3,100	2,120	8,471	6,428
Share-based compensation expense to management and trustees	4,929	3,907	13,324	11,686
Amortization of above and below market leases, net and tenant allowances	167	(81)	11	(243)
Straight-lined rental revenue	(4,658)	(3,541)	(13,154)	(12,075)
Straight-lined ground sublease expense	377	(4)	46	(2)
Non-cash portion of mortgage and other financing income	(379)	(296)	(1,306)	(1,159)
AFFO available to common shareholders of EPR Properties	$121,069	$108,634	$333,670	$300,523
AFFO available to common shareholders of EPR Properties	$121,069	$108,634	$333,670	$300,523
Add: Preferred dividends for Series C preferred shares	1,890	1,938	5,766	5,814
Add: Preferred dividends for Series E preferred shares	1,938	1,938	5,814	5,814
Diluted AFFO available to common shareholders of EPR Properties	$124,897	$112,510	$345,250	$312,151

FFO per common share:
Basic	$1.51	$1.26	$4.28	$3.73
Diluted	1.47	1.23	4.18	3.67
FFOAA per common share:
Basic	$1.53	$1.40	$4.26	$3.89
Diluted	1.49	1.37	4.16	3.81
AFFO per common share:
Basic	$1.58	$1.43	$4.36	$3.95
Diluted	1.54	1.39	4.26	3.88
Shares used for computation (in thousands):
Basic	76,597	76,127	76,482	76,006
Diluted	77,239	76,668	77,033	76,496

Weighted average shares outstanding-diluted EPS	77,239	76,668	77,033	76,496
Effect of dilutive Series C preferred shares	2,332	2,352	2,322	2,344
Effect of dilutive Series E preferred shares	1,677	1,668	1,674	1,667
Adjusted weighted average shares outstanding-diluted Series C and Series E	81,248	80,688	81,029	80,507
Other financial information:
Dividends per common share	$0.930	$0.885	$2.760	$2.635

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO per share for the three and nine months ended September 30, 2026 and 2025. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share for those periods.

Net Debt and Proforma Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net, and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. Proforma Net Debt is presented by subtracting the estimated net proceeds from forward sale agreements under the Company's ATM Program from Net Debt. The Company believes both of these calculations constitute beneficial supplemental non-GAAP financial disclosures to investors in understanding our financial condition. The Company's method of calculating Net Debt and Proforma Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced by cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets Ratio and Proforma Net Debt to Gross Assets Ratio
Net Debt to Gross Assets Ratio and Proforma Net Debt to Gross Assets Ratio are supplemental measures derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of these ratios in similar manners. The Company's method of calculating the Net Debt to Gross Assets Ratio and Proforma Net Debt to Gross Assets Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses on real estate transactions, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure because it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and because it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above)

for the quarter, excluding sale participation income, gain on insurance recovery, retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio
Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio are supplemental measures derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of these ratios in similar manners. In addition, financial institutions use versions of these ratios in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating the Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliations of debt, total assets and net income (all reported in accordance with GAAP) to Net Debt, Proforma Net Debt, Gross Assets, Net Debt to Gross Assets Ratio, Proforma Net Debt to Gross Assets Ratio, EBITDAre, Adjusted EBITDAre, Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands except ratios):

	September 30,
	2026	2025
Net Debt:
Debt	$3,350,241	$2,768,387
Deferred financing costs, net	24,754	15,205
Cash and cash equivalents	(52,354)	(13,710)
Net Debt	$3,322,641	$2,769,882

Proforma Net Debt:
Net Debt	$3,322,641	$2,769,882
Estimated net proceeds from forward sale agreements (1)	(134,580)	—
Proforma Net Debt	$3,188,061	$2,769,882

Gross Assets:
Total Assets	$6,179,378	$5,543,897
Accumulated depreciation	1,830,912	1,671,309
Cash and cash equivalents	(52,354)	(13,710)
Gross Assets	$7,957,936	$7,201,496

Debt to Total Assets Ratio	54%	50%
Net Debt to Gross Assets Ratio	42%	38%
Proforma Net Debt to Gross Assets Ratio	40%	38%
	Three Months Ended September 30,
	2026	2025
EBITDAre and Adjusted EBITDAre:
Net income	$100,121	$66,586
Interest expense, net	40,310	33,238
Income tax expense	774	725
Depreciation and amortization	51,080	42,409
Gain on real estate transactions	(30,457)	(8,073)
Costs associated with loan refinancing or payoff	605	—
Allocated share of joint venture depreciation	999	989
Allocated share of joint venture interest expense	570	497
EBITDAre	$164,002	$136,371
Retirement and severance expense	—	1,094
Transaction costs	187	492
Provision (benefit) for credit losses, net	836	9,117
Adjusted EBITDAre (for the quarter)	$165,025	$147,074

Adjusted EBITDAre (annualized) (2)	$660,100	$588,296

Net Debt/Adjusted EBITDAre Ratio	5.0	4.7

Proforma Net Debt/Adjusted EBITDAre Ratio	4.8	4.7

(1) Represents proforma adjustment for estimated net proceeds from forward sale agreements that have not settled as if they had been physically settled for cash as of the date presented. Settlement of these shares is subject to customary closing conditions, and actual net proceeds will be net of costs and certain adjustments calculated on the settlement date.
(2) Adjusted EBITDAre for the quarter is multiplied by four to calculate an annualized amount but does not include the annualization of investments put in service, acquired or disposed of during the quarter, as well as the potential earnings on property under development, the annualization of percentage rent and participating interest and adjustments for other items. See detailed calculation and reconciliation of Annualized Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre Ratio and Proforma Net Debt/Annualized Adjusted EBITDAre Ratio that includes these adjustments in the Company's Supplemental Operating and Financial Data for the quarter ended September 30, 2026.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable and related accrued interest receivable, net, investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total assets (computed in accordance with GAAP) to total investments is included in the following table (unaudited, in thousands):

	September 30, 2026	December 31, 2025
Total assets	$6,179,378	$5,699,762
Operating lease right-of-use assets	(211,134)	(170,755)
Cash and cash equivalents	(52,354)	(90,577)
Restricted cash	(4,923)	(8,071)
Accounts receivable	(107,066)	(97,855)
Add: accumulated depreciation on real estate investments	1,830,912	1,714,886
Add: accumulated amortization on intangible assets (1)	34,116	31,584
Prepaid expenses and other current assets (1)	(49,319)	(37,237)
Total investments	$7,619,610	$7,041,737

Total Investments:
Real estate investments, net of accumulated depreciation	$4,960,604	$4,494,259
Add back accumulated depreciation on real estate investments	1,830,912	1,714,886
Land held for development	20,168	20,168
Property under development	52,105	54,905
Mortgage notes and related accrued interest receivable, net	639,618	679,254
Investment in joint ventures	11,248	12,316
Intangible assets, gross (1)	104,816	63,239
Notes receivable and related accrued interest receivable, net (1)	139	2,710
Total investments	$7,619,610	$7,041,737

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:
	September 30, 2026	December 31, 2025
Intangible assets, gross	$104,816	$63,239
Less: accumulated amortization on intangible assets	(34,116)	(31,584)
Notes receivable and related accrued interest receivable, net	139	2,710
Prepaid expenses and other current assets	49,319	37,237
Total other assets	$120,158	$71,602
About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues that create value by facilitating out-of-home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $6.2 billion (after accumulated depreciation of approximately $1.8 billion) across 43 states and Canada. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our guidance, our capital resources and liquidity, our pursuit of growth opportunities, the timing of transaction closings and investment spending, our ongoing negotiations to exit from certain joint ventures or the ultimate terms of any such exit, our expected cash flows, the performance of our customers, our expected cash collections and our results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 816-472-1700
www.eprkc.com